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                                                             EXHIBIT 24(2)(k)(i)

                        ADMINISTRATION SERVICES AGREEMENT

         THIS AGREEMENT is made as of December 1, 2003 by and between RODNEY SQUARE MANAGEMENT CORPORATION, a Delaware corporation ("RSMC") and WILMINGTON LOW VOLATILITY FUND OF FUNDS, a Delaware statutory trust (the "Fund").

                              W I T N E S S E T H :

         WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund, wishes to retain RSMC to provide certain administration services provided for herein, and RSMC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS. AS USED IN THIS AGREEMENT:

         (a)      "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c)      "Adviser" means Rodney Square Management Corporation.

         (d) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document sent to both parties hereto.

         (e)      "CEA" means the Commodities Exchange Act, as amended.

         (f)      "Holder" means a record owner of Interests of the Fund.

         (g)      "Interests" means the beneficial interest of the Fund.

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         (h)      "Oral Instructions" mean oral instructions received by RSMC from an Authorized Person or from a person reasonably believed by RSMC to be an Authorized Person.

         (i)      "SEC" means the Securities and Exchange Commission.

         (j) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (k) "Written Instructions" means written instructions signed by an Authorized Person and received by RSMC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints RSMC to provide administration services to the Fund, in accordance with the terms set forth in this Agreement. RSMC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide RSMC with the following:

         (a) certified or authenticated copies of the resolutions of the Fund's Board of Trustees approving the appointment of RSMC or its affiliates to provide services and approving this Agreement;

         (b) a copy of the Fund's most recent effective registration statement;

         (c)      a copy of the Fund's advisory agreement;

         (d)      a copy of any distribution agreement with respect to the Fund;

         (e) a copy of any additional administration agreement with respect to the Fund;

         (f) a copy of any investor servicing or similar agreement made with respect to the Fund; and

         (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH RULES AND REGULATIONS. RSMC undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by

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         RSMC hereunder. Except as specifically set forth herein, RSMC assumes no responsibility for such compliance by the Fund.

5.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, RSMC shall act upon Oral Instructions or Written Instructions.

         (b) RSMC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by RSMC to be an Authorized Person) pursuant to this Agreement. RSMC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund's organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's Holders, unless and until RSMC receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to RSMC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by RSMC or its affiliates) so that RSMC receives the Written Instructions from the Fund as promptly as practicable and in any event by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by RSMC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, RSMC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that RSMC's actions comply with the other provisions of this Agreement.

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6.       RIGHT TO RECEIVE ADVICE.

         (a) Advice of the Fund. If RSMC is in doubt as to any action it should or should not take, RSMC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If RSMC shall be in doubt as to any question of law pertaining to any action it should or should not take, RSMC may request advice at RSMC's own cost from such counsel of its own choosing (who may be counsel for the Fund or RSMC, at the option of RSMC).

         (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions RSMC receives from the Fund and the advice RSMC receives from counsel, RSMC may rely upon and follow the advice of counsel. In the event RSMC so relies on the advice of counsel, RSMC remains liable for any action or omission on the part of RSMC which constitutes willful misfeasance, bad faith gross negligence or reckless disregard by RSMC of any duties, obligations or responsibilities set forth in this Agreement.

         (d) Protection of RSMC. RSMC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or counsel and which RSMC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon RSMC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions, unless, under the terms of other provisions of this Agreement, the same is a condition of RSMC's properly taking or not taking such action. Nothing in this subsection shall excuse RSMC when an action or omission on the part of RSMC constitutes willful misfeasance, bad faith,

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                  gross negligence or reckless disregard by RSMC of any duties, obligations or responsibilities set forth in this Agreement.

7.       RECORDS; VISITS.

         (a) The books and records pertaining to the Fund, which are in the possession or under the control of RSMC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, Authorized Persons and any regulatory agency having authority over the Fund shall have access to such books and records at all times during RSMC's normal business hours for reasonable audit and inspection. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by RSMC to the Fund or to an Authorized Person, at the Fund's request and expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

         (b) RSMC shall create, maintain and preserve the following records:

                  (i) all books and records with respect to the Fund's books of account; and

                  (ii)     records of the Fund's securities transactions.

                  (iii) all other books and records as RSMC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8. CONFIDENTIALITY. RSMC agrees to keep confidential all records of the Fund and information relating to any of the Fund or its Holders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld when RSMC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

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                  Notwithstanding any provision herein to the contrary, each party agrees that any Nonpublic Personal Information as defined under
         Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach Bliley Act (the "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

9. LIAISON WITH ACCOUNTANTS. RSMC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. RSMC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. DISASTER RECOVERY. RSMC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, RSMC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. RSMC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by RSMC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11. COMPENSATION. As compensation for services set forth herein that are rendered by RSMC during the term of this Agreement, the Fund will pay to RSMC a fee or fees as may be agreed to in writing by the Fund and RSMC.

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12.      INDEMNIFICATION.

         (a) The Fund agrees to indemnify, defend and hold harmless RSMC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws and amendments thereto), and expenses, including (without limitation) attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which RSMC takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions, or (iii) pursuant to its duties under this Agreement. Neither RSMC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of RSMC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

         (b) RSMC agrees to indemnify and hold harmless the Fund from all taxes, charges, expenses, assessments, claims and liabilities arising from RSMC's obligations pursuant to this Agreement (including without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of RSMC's or its nominees' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

         (c) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking

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                  indemnification in the defense of such claim. The party
                  seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

         (d) The provisions of this Section 13 shall survive termination of this Agreement.

13.      RESPONSIBILITY OF RSMC.

         (a) RSMC shall be under no duty to take any action on behalf of or the Fund except as specifically set forth herein or as may be specifically agreed to by RSMC in writing. RSMC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. RSMC shall be liable for any damages arising out of RSMC's failure to perform its duties under this Agreement to the extent such damages arise out of RSMC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

         (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) RSMC shall not be liable for losses beyond its control provided that RSMC has acted in accordance with the standard of care set forth above; and (ii) RSMC shall not be liable for (A) the validity or invalidity, or authority or lack thereof, of any Oral Instruction or Written Instruction, notice, or instrument which conforms to the applicable requirements of this Agreement and which RSMC reasonably believes to be genuine; or
                  (B) subject to Section 11, delays or errors or loss of data occurring by reason of circumstances beyond RSMC's control,

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                  including acts of civil or military authority; national
                  emergencies; labor difficulties; fire; flood; catastrophe; acts of God; insurrection; war; terrorism; riots or failure of the mails transportation, communication or power supply.

         (c) Notwithstanding anything in this Agreement to the contrary, and the Fund hereby acknowledge and agree that (i) RSMC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC's interpretation of tax positions or its interpretation of relevant circumstances (as reasonably determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) RSMC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to RSMC's willful misfeasance, bad faith, gross negligence or reckless disregard.

         (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding Section 14(c), the Fund hereby acknowledges and agrees that RSMC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is substantially due to RSMC's willful misfeasance, bad faith, gross negligence or reckless disregard .

         (e) Notwithstanding anything else in this Agreement to the contrary and except to the limited extent set forth in paragraph 14(f) below, (i)none of RSMC or the Fund shall be liable for any consequential, special or indirect losses or damages ("Special Damages"), which any party may incur as a consequence of it's performance hereunder.

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         (f)      The provisions of this Section 14 shall survive termination of this Agreement.

                  15. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. RSMC will perform the following sub-administration services if required with respect to the
                  Fund:

                  (i)      Prepare monthly security transaction listings;

                  (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

                  (iii) Prepare for execution and file the Fund's Federal Form 1065 and state tax returns;

                  (iv) Coordinate contractual relationships and communications between the Fund and its contractual service providers;

                  (v) Assist with the preparation of the Fund's annual and semi-annual reports with the SEC on Form N-SAR and Form N-CSR and file the same via EDGAR;

                  (vi) Coordinate printing of the Fund's annual and semi-annual reports; and

                  (vii) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and RSMC.

17. DURATION AND TERMINATION. (i) This Agreement shall be effective on the date first written above and shall terminate, unless extended, on December 31, 2006 at 11:59 pm (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each provided that it may be terminated by any party without penalty during a Renewal Term upon written notice given at least sixty (60) days prior to termination. During either the Initial Term or the Renewal Terms, this Agreement may also be terminated on an earlier date by any party for cause.

                  (ii) Any notice of termination for cause shall be effective sixty (60) days from the date of any such notice. Upon the termination hereof, the Fund shall pay to RSMC such

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         compensation as may be due for the period prior to the date of such termination. Any termination effected shall not affect the rights and obligations of the parties under Paragraphs 14 and 15 hereof.

19. NOTICES. Notices shall be addressed (a) if to RSMC or the Fund, at 1100 North Market Street, Wilmington, Delaware 19809, Attention: John R. Giles or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three (3) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20.      AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.      MISCELLANEOUS.

         (a) Entire Agreement. This Agreement embodies the entire agreement and

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                  understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties

         (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

         (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                        WILMINGTON LOW VOLATILITY
                                        FUND OF FUNDS

                                        By: /s/ John R. Giles
                                           -----------------------

                                        Title: Vice President & CFO
                                               --------------------

                                        RODNEY SQUARE MANAGEMENT

                                        CORPORATION

                                        By: /s/ Robert J. Christian
                                           ------------------------

                                        Title: President
                                              --------------------


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